Exhibit 99.1

SOLERA NATIONAL BANCORP, INC. REPORTS 3Q 2010 RESULTS

Performance Highlights

•                  Net interest margin increased year-over-year and on consecutive-quarter basis.

•                  Quarterly total interest income up 19% versus third quarter 2009.

•                  Loan portfolio grew 25% to $60.4 million at September 30, 2010 compared to $48.5 million in third quarter 2009, and deposits rose 5% compared to a year ago.

•                  Solera National Bank’s Tier 1 Leverage Capital Ratio of 10.9% and Total Risk-Based Capital Ratio of 18.7% at September 30, 2010 exceeded the regulatory requirements of a well-capitalized bank.

LAKEWOOD, CO — October 26, 2010 - Solera National Bancorp, Inc. (OTC Bulletin Board: SLRK), the parent company of Solera National Bank, reported a third quarter 2010 net loss of $493,000 or ($0.19) per share compared with a profit of $108,000 or $0.04 per share in second quarter 2010 and a net loss of $261,000 or ($0.10) per share in third quarter 2009. The net loss primarily reflected an increase in the Company’s loan loss provision associated with net credit losses on two loan participations.

“Our operating performance, core loan portfolio and deposit activity were stable compared to second quarter 2010. However, our improving earnings performance was temporarily disrupted by the write-down of approximately $520,000 related to two real estate development participations from the Bank’s early stages of operation,” said Douglas Crichfield, President and CEO.  “We have no other purchased loan participations on our balance sheet and minimal remaining exposure to real estate construction or development.”

Crichfield said the Bank focused in third quarter 2010 on trimming assets and preparing to accommodate a significant increase in deposits and loans that would result from an acquisition of the Lakewood, Colorado branch of Liberty Savings Bank, FSB. The transaction, announced in August, is subject to regulatory approvals and, if approved, is scheduled to close in the fourth quarter 2010.

“While the economy appears to have bottomed out in the Denver metropolitan area, it remains relatively soft,” noted Crichfield. “Generating organic loan and deposit growth has remained challenging, so the opportunity to build our business through an acquisition early in our fourth year of operation is attractive.”

Continuing Focus on Operating Performance

The Company generated total interest income of $1.63 million in third quarter 2010, which was consistent with second quarter 2010 and up 19% compared with $1.36 million in third quarter 2009. Interest expense in the quarter declined 12% compared with the prior year’s third quarter, contributing to a 44% rise in net interest income before loan loss provision to $1.1 million at September 30, 2010 compared with $763,000 at September 30, 2009. Net interest income after the loan loss provision declined to $317,000 in third quarter 2010 compared with $583,000 in the prior year’s third quarter.

Noninterest expense was $1.2 million in third quarter 2010 compared with $1.0 million in third quarter 2009, the increase primarily reflecting higher accounting and audit expenses, higher FDIC premiums, and expenses related to the pending acquisition. The Bank’s trend of improving net interest margin continued, resulting in a 3.24% margin in third quarter 2010, compared with 3.07% in second quarter 2010 and 2.85% in third quarter 2009.

“Our focus on customer pricing enabled us to reduce cost of funds by 11 basis points during the quarter. We were able to retain customers without interest rate concessions or special offers,” explained Robert J. Fenton, Executive Vice President and Chief Financial Officer.

Solera generated noninterest income of $377,000 in the third quarter, compared with $178,000 in third quarter 2009. As it has for the past several quarters, the Company capitalized on favorable market conditions, recognizing a $332,000 net gain on the sale of securities during the quarter compared to $98,000 a year ago. In addition to generating gains, the securities sale contributed to the Company’s initiative to trim its balance sheet in preparation for the acquisition.

Total assets at September 30, 2010 were $136.2 million, higher than assets of $132.4 million at September 30, 2009, but lower than total assets of $140.3 million at the end of second quarter 2010. Customer deposits were $108.4 million at the end of third quarter 2010, up 5% from the prior year’s third quarter. Core deposits, which exclude time deposits, comprised 62% of total deposits at September 30, 2010 compared with 57% of total deposits at September 30, 2009. The number of deposit accounts grew to 1,656 at the end of third quarter 2010, a 10% increase compared with the prior year.

Total loans of $60.4 million at September 30, 2010 represented a 25% increase compared with $48.5 million at the end of third quarter 2009.

As of September 30, 2010, the Company’s loan loss allowance of $1.2 million was 1.99% of total loans and 189% of non-performing loans.

The Bank’s Tier 1 Leverage Capital Ratio was 10.9% at quarter end, while its Total Risk-Based Capital was 18.7% — both in excess of commonly accepted regulatory standards for well-capitalized institutions.  At September 30, 2010, the Company’s tangible book value per share was $6.91.

About Solera National Bancorp, Inc.

Solera National Bancorp, Inc. was incorporated in 2006 to organize and serve as the holding company for Solera National Bank which opened for business on September 10, 2007. Solera National Bank is a traditional, community, commercial bank with a specialized focus serving the Hispanic market. It prides itself in delivering personalized customer service — welcoming, inclusive and respectful — combined with leading-edge banking capabilities. The bank is also actively involved in the community in which it serves.

For more information, visit http://www.solerabank.com.

Cautions Concerning Forward-Looking Statements

This press release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements contained in this release, which are not historical facts and that relate to future plans or projected results of Solera National Bancorp, Inc. (“Company”) and its wholly-owned subsidiary, Solera National Bank (“Bank”), are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties can include the risks associated with the ability to grow the Bank and the services it provides, the ability to successfully integrate new business lines and expand into new markets, competition in the marketplace, general economic conditions and many other risks described in the Company’s Securities and Exchange Commission filings. The most significant of these uncertainties are described in our Annual Report on Form 10-K and Quarterly reports on Form 10-Q all of which any reader of this release is encouraged to study (including all amendments to those reports) and exhibits to those reports, and include (but are not limited to) the following: the Company has a limited operating history upon which to base an estimate of its future financial performance; the Bank’s failure to implement its business strategies may adversely affect the Company’s financial performance; the continuation of the economic downturn may have an adverse effect on the Company’s financial performance; and the Company is subject to extensive regulatory oversight. We undertake no obligation to update or revise any forward-looking statement. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Contacts:

Douglas Crichfield, President & CEO, 303-937-6429

Robert J. Fenton, Executive Vice President and Chief Financial Officer, 303-202-0933

FINANCIAL TABLES FOLLOW

SOLERA NATIONAL BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

($000s)	9/30/10	6/30/10	3/31/10	12/31/09	9/30/09
ASSETS
Cash and due from banks	$698	$1,064	$1,114	$1,696	$1,087
Federal funds sold	—	—	4,605	820	4,975
Interest-bearing deposits with banks	266	1,265	1,848	3,784	2,241
Investment securities, available-for-sale	72,876	74,974	71,302	73,441	73,026
FHLB and Federal Reserve Bank stocks, at cost	1,165	1,129	1,113	1,131	1,092
Gross loans	60,378	60,768	56,331	50,504	48,490
Net deferred (fees)/expenses	(85)	(83)	(123)	(114)	(135)
Allowance for loan losses	(1,200)	(940)	(945)	(830)	(700)
Net loans	59,093	59,745	55,263	49,560	47,655
Premises and equipment, net	768	806	841	875	909
Accrued interest receivable	749	760	675	814	677
Other assets	598	581	772	719	752
TOTAL ASSETS	$136,213	$140,324	$137,533	$132,840	$132,414

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing demand deposits	$1,894	$1,712	$2,640	$2,624	$4,346
Interest-bearing demand deposits	11,224	9,910	5,864	6,830	11,537
Savings and money market deposits	53,535	55,860	59,366	55,318	42,323
Time deposits	41,708	44,863	42,248	39,629	44,696
TOTAL DEPOSITS	108,361	112,345	110,118	104,401	102,902

Securities sold under agreements to repurchase and federal funds purchased	1,085	835	110	326	26
Accrued interest payable	99	91	83	82	139
Accounts payable and other liabilities	340	236	220	344	1,894
Federal Home Loan Bank borrowings	6,000	6,500	7,750	8,750	7,750
Deferred rent liability	95	93	90	85	80
Capital lease liability	87	97	107	118	128
TOTAL LIABILITIES	116,067	120,197	118,478	114,106	112,919

Common stock	26	26	26	26	26
Additional paid-in capital	25,916	25,860	25,814	25,768	25,713
Accumulated deficit	(8,298)	(7,805)	(7,913)	(8,016)	(8,007)
Accumulated other comprehensive income	2,502	2,046	1,128	956	1,763
TOTAL STOCKHOLDERS’ EQUITY	20,146	20,127	19,055	18,734	19,495
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$136,213	$140,324	$137,533	$132,840	$132,414

SOLERA NATIONAL BANCORP, INC.

CONSOLIDATED INCOME STATEMENTS

(unaudited)

	For the Three Months Ended:
($000s)	9/30/10	6/30/10	3/31/10	12/31/09	9/30/09
Interest and dividend income
Interest and fees on loans	$901	$876	$726	$713	$598
Federal funds sold	—	1	1	2	2
Investment securities	713	719	829	896	752
Dividends on bank stocks	10	10	12	11	11
Other	1	1	5	8	—
Total interest income	1,625	1,607	1,573	1,630	1,363

Interest expense
Deposits	466	492	518	622	517
Securities sold under agreements to repurchase and federal funds purchased	2	1	2	2	2
FHLB borrowings	58	68	76	78	78
Capital leases	2	2	3	3	3
Total interest expense	528	563	599	705	600

Net interest income	1,097	1,044	974	925	763

Provision for loan losses	780	180	115	130	180
Net interest income after provision for loan losses	317	864	859	795	583

Noninterest income
Customer service and other fees	25	19	17	27	80
Gain on sale of loan	10	—	—	—	—
Gain on sale of other real estate owned	10	—	—	—	—
Gain on sale of securities	332	268	263	173	98
Total noninterest income	377	287	280	200	178

Noninterest expense
Salaries and employee benefits	619	593	544	548	591
Occupancy	137	142	139	141	142
Professional fees	134	55	130	80	53
Other general and administrative	297	253	223	235	236
Total noninterest expense	1,187	1,043	1,036	1,004	1,022

Net income (loss)	$(493)	$108	$103	$(9)	$(261)

Number of deposit accounts	1,656	1,662	1,603	1,595	1,510
Number of loan accounts	181	184	173	150	141
Total accounts	1,837	1,846	1,776	1,745	1,651